Exhibit 10.29
ADDENDUM
TO
RESTRICTED STOCK UNIT AWARD AGREEMENT
     The following provisions are hereby incorporated into, and are hereby made a part of, that certain Restricted Stock Unit Award Agreement (the “RSU Agreement”) by and between Broadcom Corporation, a California corporation (the “Corporation”), and Eric K. Brandt (“Recipient”) evidencing a restricted stock unit award granted this day to Recipient (the “RSU Award”) under the terms of the Corporation’s 1998 Stock Incentive Plan, as amended and restated (the “Plan”). The provisions of this Addendum shall be effective immediately.
     Recipient has entered into an employment agreement with the Corporation pursuant to the terms of that certain letter from the Corporation dated March 11, 2007 (the “Letter Agreement”). The purpose of this Addendum is to supplement the terms of the RSU Agreement so that those terms conform to the special benefits to which Recipient will become entitled pursuant to the terms of the Letter Agreement.
     All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Letter Agreement, including Appendix II thereto.
SPECIAL BENEFIT
     1. If an Event should occur during the Term the Retention Program set forth in Appendix II to the Letter Agreement is in effect, and within nine (9) months after that Event, either the Corporation terminates the Recipient’s employment other than for Cause or Disability, or Recipient terminates his employment with the Corporation for Good Reason, then to the extent the RSU Award is at that time outstanding Recipient shall be credited with an additional twenty-four (24) months of employment with the Corporation for purposes of the vesting schedule in effect for the RSU Award so that Recipient shall be immediately vested in the RSU Award to the same extent as if Recipient had completed an additional twenty-four (24) months of employment with the Corporation prior to the Date of Termination.
     2. If Recipient’s employment is terminated by reason of death or Disability, then Recipient shall, immediately on the Date of Termination, become fully vested in the RSU Award.
     3. To the extent any of the benefits provided pursuant to this Addendum shall be deemed to constitute a parachute payment under Section 280G of the Internal Revenue Code, then those benefits shall be subject to the parachute payment limitation provisions of the Letter Agreement.
     4. In no event shall Recipient be entitled to any benefits pursuant to this Addendum unless (i) Recipient shall have executed and delivered to the Corporation the separation agreement required under Paragraph 12 of Appendix II to the Letter Agreement and (ii) Recipient is in material compliance with his obligations to the Corporation pursuant to his Confidentiality and Invention Assignment Agreement during and subsequent to Recipient’s employment.

     5. To the extent the provisions of this Addendum conflict with the provisions of the Restricted Stock Unit Award Agreement, the provisions of this Addendum shall be controlling.
     6. Except to the extent modified by this Addendum, all the terms and conditions of the Restricted Stock Unit Award Agreement shall continue in full force effect.
     IN WITNESS WHEREOF, BROADCOM CORPORATION has caused this Addendum to be executed by its duly-authorized officer, and Recipient has executed this Addendum, all as of the Effective Date specified below.

Broadcom Corporation

By: Scott A. McGregor
Title:	President and Chief Executive Officer

RECIPIENT

Eric K. Brandt

EFFECTIVE DATE: ___________ __, 200__